Exhibit 4.15

Conformed Copy

SHIP BUILDING CONTRACT

(Contract Number: 1st Vessel – 06CA44S1981003

FOR

CONSTRUCTION OF ONE 2500 TEU CONTAINER VESSEL

(HULL No. YZJ2005–696C)]

Between

SEASPAN CORPORATION

as Buyer

and

JIANGSU YANGZIJIANG SHIPBUILDING CO., LTD. and

GUANGDONG MACHINERY IMP. & EXP. CO., LTD.

collectively as Seller

TABLE OF CONTENTS

ARTICLE I - DESCRIPTION AND CLASS		2
1.	Description:	2
2.	Principal Dimensions and Characteristics:	2
3.	Classification, Rules and Regulations:	3
4.	Registration:	4
5.	Contract Specifications and Approved Drawings:	4
6.	Subcontracting and New Shipyard:	4
ARTICLE II - CONTRACT PRICE AND TERMS OF PAYMENT		5
1.	Contract Price:	5
2.	Adjustment of Contract Price:	5
3.	Currency:	5
4.	Terms of Payment:	6
(a)	First Instalment:	6
(b)	Second Instalment:	6
(c)	Third Instalment:	6
(d)	Fourth Instalment:	6
(e)	Fifth Instalment:	6
(f)	Sixth Instalment (the “Delivery Instalment”):	7
5.	Method of Payment:	7
6.	Expenses:	8
7.	Advance Payment:	8
8.	Refundment Guarantee:	8
ARTICLE III - ADJUSTMENT OF CONTRACT PRICE		10
1.	Delivery:	10
2.	Speed:	11
3.	Fuel Consumption:	11
4.	Deadweight:	11
5.	Container capacity:	12
6.	Reductions to be Independent of Each Other:	12
7.	Application of Adjustment:	13
8.	Effect of Rescission:	13
ARTICLE IV - APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION		14
1.	Approval of Plans and Drawings:	14
2.	Appointment of BUYER’s Representatives:	14
3.	Inspection by BUYER’s Representatives:	15
4.	Rights of the Representatives:	15
5.	Facilities:	17
6.	Liability for the Representatives:	17
7.	Salaries and Costs:	17
8.	SELLER’s Obligation:	17
9.	Replacement of the Representatives:	18
10.	Responsibility of BUYER:	18
11.	Information to Representatives:	18
ARTICLE V - MODIFICATIONS, CHANGES AND EXTRAS		19
1.	How Effected:	19
2.	Changes in Rules of Classification Society, Regulations, etc.:	19
3.	Substitution of Materials:	20

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ARTICLE VI - TRIALS AND ACCEPTANCE		21
1.	Notice:	21
2.	Weather Condition:	21
3.	How Conducted:	21
4.	Method of Acceptance or Rejection:	22
5.	Effect of Acceptance:	23
6.	Disposition of Surplus Consumable Stores:	23
ARTICLE VII - DELIVERY		24
1.	Time and Place:	24
2.	When and How Effected:	24
3.	Documents to be delivered to BUYER:	24
4.	Tender of VESSEL:	25
5.	Title and Risk:	25
6.	Removal of VESSEL:	26
7.	Notices:	26
ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)		27
1.	Causes of Delay (Force Majeure):	27
2.	Notice of Delay:	27
3.	Definition of Permissible Delay:	28
4.	Right to Rescind for Excessive Delay:	28
ARTICLE IX - WARRANTY OF QUALITY		29
1.	Guarantee:	29
2.	Guarantee from Manufacturers and Suppliers:	29
3.	Notice of Defects:	29
4.	Extent of SELLER’s Obligation:	29
5.	Remedy of Defects:	30
6.	Guarantee Period:	31
7.	Application to Defects Remedied:	32
8.	SELLER to Remain Liable:	32
9.	Guarantee Engineer:	32
ARTICLE X - SELLER’s DEFAULT - RESCISSION BY BUYER		34
1.	SELLER’s Default:	34
2.	Effect of SELLER’s Default:	35
3.	Notice:	35
4.	Refundment by SELLER:	35
5.	Discharge of Obligations:	36
ARTICLE XI - DEFAULT BY THE BUYER		37
1.	Definition of BUYER’s Default:	37
2.	Effect of BUYER’s Default on or before Delivery of VESSEL:	37
3.	Disposal of VESSEL:	38
ARTICLE XII - ARBITRATION		39
1.	Decisions by the Classification Society:	39
2.	Proceedings of Arbitration:	39
3.	Notice of Award:	40
4.	Expenses:	40
5.	Entry in Court:	40
6.	Alteration of Delivery Date:	40
ARTICLE XIII - ASSIGNMENT - SUCCESSOR AND ASSIGNS		42

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ARTICLE XIV - TAXES AND DUTIES		42
1.	Taxes and Duties Incurred in China:	42
2.	Taxes and Duties Incurred outside China:	42
ARTICLE XV - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.		43
1.	Patents, Trademarks and Copyrights:	43
2.	General Plans, Specifications and Working Drawings:	43
ARTICLE XVI - BUYER’s SUPPLIES		44
1.	Responsibility of BUYER:	44
2.	Responsibility of SELLER:	44
ARTICLE XVII - INSURANCE		46
1.	Extent of Insurance Coverage:	46
2.	Application of the Recovered Amounts:	46
3.	Termination of SELLER’s Obligation to Insure:	47
ARTICLE XVIII - NOTICES		48
1.	Address:	48
2.	Language:	48
3.	Effective Date of Notice:	49
4.	Change of Address:	49
ARTICLE XIX - EFFECTIVE DATE OF CONTRACT		50
ARTICLE XX - INTERPRETATION		51
1.	Laws Applicable:	51
2.	Joint and Several Liability:	51
3.	Entire Agreement:	51
4.	Amendments and Supplements:	51
5.	Banking Day:	51
6.	No Set Off, Deduction or Counter-claim:	52
7.	Deemed Benefit for Servants, etc.:	52
8.	Responsibility:	52
9.	Time of the Essence:	52
10.	Headings:	53

iii

THIS CONTRACT, made and entered into on this 28th day of February, 2006, by and between:

Seaspan Corporation, a corporation incorporated and existing under the laws of the Republic of the Marshall Islands, having a place of business at Room 503, 5/F, Lucky Commercial Center, 103 Des Voeux Road West, Hong Kong, China (hereinafter referred to as the “BUYER”), of the one part;

and

Jiangsu Yangzijiang Shipbuilding Co., Ltd. (the “Builder”), a company organized and existing under the laws of China with a registered office at Emeizui Huangshan, Jiangyin City, Jiangsu Province, 214431, The People’s Republic of China and Guangdong Machinery Imp. & Exp. Co. Ltd. (the “Trading House”) a company organized and existing under the laws of the People’s Republic of China and having a registered office at 726 Dong Feng Road East, Guangzhou, 510080 (hereinafter referred to collectively as the “SELLER”), of the other part.

For the purpose of this Contract, the Builder and Trading House are agents for each other in relation to the BUYER so that any notice, message, payment or consent duly given to or by any of them shall be deemed to have been duly given also to or by the other whenever applicable, and that they are jointly and severally liable under this Contract in relation to the BUYER.

W I T N E S S E T H:

In consideration of the mutual covenants herein contained, the SELLER agrees to design, build, launch, equip and complete in accordance with first class shipbuilding practice in China, this Contract, the Specifications, the Approved Drawings and the Classification Society Rules, in all respects, one (1) Ocean Going Single Screw diesel engine driven fully Cellular Container Vessel as described herein and in the Specifications referred to herein (hereinafter called the “VESSEL” which term shall, where it appears, include its design, drawings, plans machinery, engines, equipment, fittings, outfittings, appurtenances, furniture, materials, parts, spares, articles and things whatsoever specified or required by the Specifications and/or otherwise under this Contract), at the SELLER’s shipyard located in Emeizui Huangshan, Jiangyin City, Jiangsu Province, People’s Republic of China (hereinafter called the “Shipyard”) and to deliver and sell the same to the BUYER free and clear of all liens, charges, mortgages and encumbrances, and the BUYER hereby agrees to purchase and accept delivery of the VESSEL from the SELLER and to pay for the same upon the terms and conditions hereinafter set forth.

ARTICLE I - DESCRIPTION AND CLASS

1.	Description:

The VESSEL shall be a Single Screw Cellular Container VESSEL having the Builder’s Hull No. YZJ2005–696C and shall be designed, constructed, equipped, inspected, tested, ready for sea and suitable in all respects for its intended use, in accordance with the provisions of this Contract, the Specifications, the Approved Drawings and the Classification Society Rules (each as hereinafter defined). The Approved Drawings and the Classification Society Rules shall constitute an integral part hereof. A reference hereafter in this Contract to Specifications shall be deemed to include the Approved Drawings and the Classification Society Rules. The SELLER undertakes that the quality of the design, construction, testing and trials of the VESSEL and the quality of the VESSEL and of her workmanship shall be in accordance with the first class shipbuilding practice in China.

2.	Principal Dimensions and Characteristics:

(a)	The SELLER guarantees that the VESSEL will have the following:

Length, overall	app.	208.50 m
Length, between perpendiculars		196.50 m
Breadth, moulded		29.80 m
Depth, moulded		16.40 m
Designed draught, moulded		10.10 m
Scantling draught, moulded		11.50 m
Main Engine		MAN B&W 6K80MC-C
(with alpha lubricator)
MCR x RPM		21660 KW at 104 RPM
CSR (90% MCR)		19494 KW at 100.4 RPM

(b)	The SELLER guarantees that the VESSEL shall have the following capacity of ISO standard 20’ x 8’ x 8’ 6” Containers (the “Guaranteed Container Capacity”), compliant with IMO visibility requirements, namely:

Nominal capacity

Under deck -	984 TEU
On deck -	1562 TEU (in 8 tiers)
Total -	2546 TEU

Homogenous capacity (14 ton per TEU): 1900 TEU

(c)

The SELLER guarantees that the VESSEL shall have a deadweight of not less than 33,800 metric tons on scantling draught as calculated in accordance with the provisions of the Specifications (hereinafter called the “Guaranteed Deadweight”). The actual deadweight of the VESSEL expressed in tonnes of 1,000 kilograms shall be determined in the presence of the Representatives of the BUYER, the Classification Society and the SELLER on the basis of the actual measurement of the lightweight of the completed

VESSEL, and thereafter a certificate of deadweight shall be issued by the SELLER. The cost, if any, shall be for the account of the SELLER.

(d)	The SELLER guarantees that the speed of the VESSEL, based on calculations from sea trial as stipulated and on the conditions prescribed in the Specifications, shall be twenty two (22) knots, at design draught of 10.10 metres and at CSR (90% MCR) of main engine (hereinafter called the “Guaranteed Speed”).

(e)	The SELLER guarantees that fuel consumption for the main engine, the figure of which shall be calculated by applying I.S.O. reference condition to the result obtained at the shop trial, shall not exceed 171 g/KWh at a normal continuous output as stipulated and on the conditions prescribed in the Specifications (hereinafter called the “Guaranteed Fuel Consumption”).

The details of the aforementioned particulars as well as the definitions and method of measurements and calculations are as indicated in the Specifications.

3.	Classification, Rules and Regulations:

The VESSEL shall be designed, constructed, equipped, inspected, tested and completed in accordance with the rules and regulations of and under special survey of Lloyds Register of Shipping (hereinafter called the “Classification Society”), the editions and amendments in force as of the date of this Contract (the “Classification Society Rules”, and wherever the term “Classification Society Rules” is used in this Contract, it means the rules of the Classification Society as stipulated in the Contract and the Specifications).

The VESSEL shall be distinguished in the register by the symbol of X100A1 Containership *IWS, LI, ShipRight (SDA, CM) XLMC, UMS NAV1, SCM, with descriptive notes “ShipRight BWMP(F). Pt. Ht.” Details of Class notation shall be in accordance with the Specifications.

Decisions of the Classification Society as to compliance or non-compliance with the classification rules and regulations shall be final and binding upon both parties hereto, except where this Contract provides for Arbitration.

The VESSEL shall comply with rules, regulations, recommendations and requirements of the authorities as described and listed in the Specifications in force as of the date of the Contract signing, together with all mandatory rules and regulations with amendment, which have already been ratified up to the contract signing date and to come into effect prior to the scheduled delivery date of the VESSEL.

The SELLER shall arrange with the Classification Society for the assignment by the Classification Society of a representative (hereinafter referred to as the “Classification Surveyor”) to the VESSEL during all stages of construction. All materials, workmanship and major plans used in the construction of the VESSEL shall be subject to inspection and test by the Classification Society in accordance with the rules and regulations of the Classification Society. All fees and charges in connection with or incidental to the classification of the VESSEL, to all certificates required under this Contract and the Specifications, and to compliance with the above specified rules, regulations and requirements, shall be for the account of the SELLER.

No omission of the Classification Society and/or Classification Surveyor shall, in any way, diminish or impair the obligations and liabilities of the SELLER under the terms of this Contract.

4.	Registration:

The VESSEL, at the time of her delivery and acceptance, shall be designed and constructed to qualify for registration at the port of registry by the BUYER under the Hong Kong flag. The costs of registration of the VESSEL in Hong Kong are for the BUYER’s expense. The SELLER shall obtain and deliver to the BUYER at delivery and acceptance the Certificates required pursuant to the Specifications.

5.	Contract Specifications and Approved Drawings:

(a)	Definition

In this Contract, “Specifications” means the full specifications with reference no. M2004M-4034-01A, General Arrangement Drawing reference no. Q84.4197.100.002, Midship Section reference no. Q84.4197.110.001 and Makers List reference no. M2004M-4034-02A signed by each of the parties for identification and constituting an integral part hereof. In this contract “Approved Drawings” means the drawings and plans approved by the BUYER pursuant to ARTICLE IV, Clause 1. Subject to provisions of Sub-clause (b) hereunder, the Specifications and the Approved Drawings are intended to complement this Contract as well as one another and everything contained in the Specifications and/or the Approved Drawings shall have full force and effect as if incorporated within the body of this Contract.

The parties acknowledge that the design and configuration of the VESSEL is based on the design and configuration for Hull No. YZJ2004-680C, subject to the Specifications, the drawings approved pursuant to ARTICLE IV and this Contract.

(b)	Precedence

Should there be any inconsistency or discrepancy between this Contract and the Specifications or between this Contract and the Approved Drawings, this Contract shall prevail. Should there be any inconsistency or discrepancy between the Specifications and the Approved Drawings, the Specifications shall prevail.

6.	Subcontracting and New Shipyard:

The SELLER may, with prior written notice to and consent from the BUYER, subcontract construction of the blocks of the VESSEL, except the major hull structure parts, to experienced subcontractors within Jiangsu Province area, but delivery and final assembly into the VESSEL of any such work subcontracted shall be at the yard of the SELLER. The BUYER acknowledges that the Builder is affiliated with the shipyard located at Jingjiang, Jiangsu Province (the “New Shipyard”) and the SELLER may use the New Shipyard for construction of the VESSEL. The SELLER shall always remain fully responsible for the performance of this Contract with regard to the work done or materials supplied or used by such Subcontractors or the New Shipyard in accordance with this Contract. The subcontractors and the New Shipyard shall perform up to the same standard as the SELLER for such work performed by them.

(end of Article)

ARTICLE II - CONTRACT PRICE AND TERMS OF PAYMENT

1.	Contract Price:

The agreed purchase price of the VESSEL is forty-one million two hundred and fifty thousand United States Dollars (US$41,250,000), net receivable by the SELLER (hereinafter called the “Contract Price”).

The Contract Price shall be subject to upward or downward adjustment, if any, as herein after set forth in this Contract. The Contract Price includes payment for services in the design, inspection, tests, trials, survey and classification of the VESSEL which shall be rendered by the Classification Society and all costs and expenses for supplying all drawings and plans (except those to be furnished by the BUYER in respect of the BUYER’s Supplies) and designs, machinery, engines, equipment, fittings, outfittings, appurtenances, furniture, materials, parts, spares, articles and things whatsoever and specified or required by the Specifications and/or otherwise under this Contract for the VESSEL and all other items and acts necessary for the due and punctual performance of the SELLER’s obligations under or pursuant to this Contract.

The Contract Price does not include the cost of items to be supplied by the BUYER as stipulated in Clause 1 of ARTICLE XVI of this Contract.

2.	Adjustment of Contract Price:

Any increase or decrease of the Contract Price due to adjustments made in accordance with the provisions of this Contract shall be adjusted by way of addition to or subtraction from the Delivery Instalment of the Contract Price upon delivery of the VESSEL in the manner as hereinafter provided.

No later than five (5) Banking Days prior to the scheduled date for the acceptance of delivery of the VESSEL, the parties hereto shall conclude an agreement on all adjustments of the Contract Price, if any. If the parties cannot agree on the adjustments specified in ARTICLE III, delivery of the VESSEL shall take place as provided herein and:

(a)	the adjustments to which the parties have agreed will be made to the Delivery Instalment; and

(b)	the adjustments or portion thereof that have not yet been agreed shall be determined by arbitration pursuant to ARTICLE XII herein.

Notwithstanding the foregoing, adjustment in connection with the delay in delivery of the VESSEL shall be made on delivery to the Delivery Instalment.

3.	Currency:

Any and all payments which are due under this Contract or to be refunded under the terms thereof shall be made in United States Dollars.

4.	Terms of Payment:

Subject to ARTICLE II, Clause 8, the Contract Price shall be due and payable by the BUYER to the SELLER in five instalments as follows:

(a)	First Instalment:

The first instalment amounting to US$4,125,000 representing ten percent (10%) of the Contract Price shall be due and payable and shall be paid by the BUYER within five (5) Banking Days of the Effective Date (as defined by ARTICLE XIX).

(b)	Second Instalment:

The second instalment amounting to US$4,125,000 representing ten (10%) of the Contract Price shall be due and payable and shall be paid on the first Banking Day that is twelve (12) months after the date of this Contract.

(c)	Third Instalment:

The third instalment amounting to US$4,125,000 representing ten percent (10%) of the Contract Price shall be due and payable and shall be paid within seven (7) Banking Days of receipt of the notice of cutting of the first steel plate of the VESSEL in the SELLER’s workshop has occurred.

The SELLER shall give a fax or letter notice to the BUYER stating that the first steel plate has been cut in its workshop and demand for payment of this instalment. Such notice shall include a Builder’s certificate of steel cutting, which shall be endorsed by the Classification Surveyor.

(d)	Fourth Instalment:

The fourth instalment amounting to US$4,125,000 representing ten percent (10%) of the Contract Price shall be due and payable and shall be paid within seven (7) Banking Days of receipt of notice of keel-laying of the first section of the VESSEL.

The SELLER shall give a fax or letter notice to the BUYER stating that the first section has been carried out and demand for payment of this instalment. Such notice shall include a Builder’s certificate of keel-laying, which shall be endorsed by the Classification Surveyor.

(e)	Fifth Instalment:

The fifth instalment amounting to US$4,125,000 representing ten percent (10%) of the Contract Price shall be due and payable and shall be paid within seven (7) Banking Days of receipt of notice of launching of the VESSEL.

The SELLER shall give a fax or letter notice to the BUYER stating that the launching has been carried out and demand for payment of this instalment. Such notice shall include a Builder’s certificate of launching which shall be endorsed by the surveyor of the Classification Society.

(f)	Sixth Instalment (the “Delivery Instalment”):

The sixth instalment amounting to US$20,625,000 representing fifty percent (50%) of the Contract Price, plus any increase or minus any decrease due to adjustment of the Contract Price under the provisions of this Contract shall be due and payable and shall be paid simultaneously with the delivery to and acceptance of the VESSEL by the BUYER and upon the signing of the Protocol of Delivery and Acceptance by both parties.

5.	Method of Payment:

All the pre-delivery payments and the payment due on delivery in settlement of the Contract Price as provided for in Clause 4 of this ARTICLE II shall be made in United States Dollars on or before the due date thereof by telegraphic transfer as follows:

(a)	Payment of the instalments prior to the Delivery Instalment

Payment of the first, second, third, fourth and fifth instalments shall be made by remitting the respective amounts, at the BUYER’s own cost and expense, to the receiving bank nominated by the SELLER and advised to the BUYER not less than ten (10) days prior to the date of the relevant instalment, for credit to the account of the SELLER with SELLER’S Bank, or through other receiving bank to be nominated by the SELLER from time to time, and such nomination shall be notified to the BUYER at least ten (10) days prior to the due date for payment (herein referred to as the “SELLER’s Bank”).

(b)	Payment of the Delivery Instalment

The BUYER shall, at least three (3) business days prior to the actual date of delivery of the VESSEL, request BUYER’s bank to make an irrevocable cash deposit in an account in the name of BUYER’s bank with the SELLER’s Bank, the People’s Republic of China, for a period of fifteen (15) days and covering the amount of this instalment (as adjusted in accordance with the provisions of this Contract), with an irrevocable instruction that the said amount shall be released to the SELLER against presentation by the SELLER to the said SELLER’s Bank of a copy of the Protocol of Delivery and Acceptance signed by the BUYER’s authorized representative and the SELLER. Interest, if any, accrued from such deposit, shall be for the benefit of the BUYER.

If the SELLER has not presented the said original of the Protocol of Delivery and Acceptance duly signed by the SELLER and BUYER to the SELLER’s Bank on or before the expiry of the aforesaid fifteen (15) day deposit period, the BUYER shall have the right to withdraw the said deposit plus accrued interest upon the expiry of such fifteen (15) day period. However, if a new delivery date is agreed between the BUYER and the SELLER, the BUYER shall make the cash deposit in accordance with the same terms and conditions as set out above.

The SELLER’s Bank will be Bank of China Ltd. (Guangdong Branch), Bank of China Ltd. (Jiangyin Branch), the Export-Import Bank of China or such other bank to which the SELLER and BUYER may agree.

For the avoidance of doubt any interest earned on the cash deposit before delivery and acceptance of the VESSEL shall belong to the BUYER and the BUYER shall be entitled to instruct the Bank accordingly.

If or when the SELLER advises the BUYER of a revised scheduled delivery date in accordance with this Contract, the BUYER shall redeposit the Delivery Instalment in the same manner as stated above at least one business day prior to such revised scheduled delivery date or if not possible upon notice.

Simultaneously with each of such payments, the BUYER shall advise the SELLER of the details of such payments by telex, fax or cable.

If any of the above payment dates is not a Banking Day then the payment(s) so due on such non-Banking Day shall be understood to be payable on the next Banking Day after the date on which payment should have been made in accordance with this Clause 5.

In the event of default in the payment of any instalment in Clause (a) or (b) of this Clause 5, the BUYER shall pay default interest, charges and expenses in accordance with Clause 2 (a) of ARTICLE XI hereof.

6.	Expenses:

All charges, expenses and bank charges outside of China for remitting payments and any taxes, duties, expenses and fees outside of China connected with such payment shall be for the account of the BUYER. All charges, expenses and bank charges and any taxes, duties, expenses and fees arising inside China for remitting payment shall be for the account of SELLER.

7.	Advance Payment:

The payment of the Contract Price by way of the instalments set out in Clause 4 of this ARTICLE II shall be in the nature of advance(s) and shall be subject to refund to the BUYER in accordance with the provisions of this Contract.

8.	Refundment Guarantee:

As security for the refund of instalments paid by the BUYER to the SELLER prior to delivery of the VESSEL, including interest thereon as set out in ARTICLE X herein, the SELLER will provide the BUYER with an Irrevocable Letter of Refundment Guarantee (the “Refundment Guarantee”) in favour of the BUYER issued by the SELLER’S Bank (hereinafter called the “Refundment Guarantor”) for each instalment of the Contract Price. Each Refundment Guarantee will cover the amount of the relevant instalment, together with interest thereon as set out in ARTICLE X herein, and the receipt of the Refundment Guarantee by the BUYER is a pre-condition to payment by the BUYER of the relevant instalment.

Alternatively, the SELLER may provide the BUYER with one Refundment Guarantee issued by the Refundment Guarantor that covers the aggregate amount of 1st, 2nd, 3rd, 4th and 5th instalments together with interest thereon as set out in ARTICLE X herein. This form of Refundment Guarantee would remain a pre-condition to the payment by the BUYER of the first instalment.

The Refund Guarantee or Guarantees, as the case may be, will become effective upon receipt of the relevant instalment to which the Refund Guarantee relates by the SELLER and must remain in effect until the earlier of: (1) the VESSEL is delivered to and accepted by the BUYER; (2) a refund of the full amount covered by the Refund Guarantee has been made by the SELLER or the Refund Guarantor; and (3) 180 days after the Delivery Date. The BUYER will not be required to make any further instalment to the SELLER if at any time a Refund Guarantee or Guarantees which was in effect ceases to be in effect.

The Refundment Guarantee or Guarantees, as the case may be, shall be substantially in the form of Exhibit “A” attached hereto. If the condition in Article XIX (b) is satisfied, the SELLER will have sixty (60) days from the condition satisfaction date to provide to the BUYER a Refundment Guarantee with respect to the first instalment substantially in the form attached as Exhibit “A” hereto and approved by the Refund Guarantor and the BUYER’S bank. Prior to delivery to the BUYER, the Refundment Guarantee or Guarantees, as the case may be, must be registered with or approved by (only if registration or approval is required) the relevant government agencies pursuant to any legislation in the People’s Republic of China applicable to the provision of such instruments, including The State Administration of Foreign Exchange.

However, in the event of any dispute between the SELLER and the BUYER with regard to the SELLER’s obligation to repay the instalment or instalments paid by the BUYER and to the BUYER’s right to demand payment from the Refundment Guarantor, under its guarantee, and such dispute is submitted either by the SELLER or by the BUYER for arbitration in accordance with ARTICLE XII hereof, the Refundment Guarantor shall withhold and defer payment until the arbitration award between the SELLER and the BUYER is published. The Refundment Guarantor shall not be obliged to make any payment unless the arbitration award orders the SELLER to make repayment. If the SELLER fails to honour the award within 10 days of notice, then the Refundment Guarantor shall make payment to the BUYER under the Refundment Guarantee.

All expenses in issuing and maintaining the Refundment Guarantee or Refundment Guarantees, as the case may be, by the Refund Guarantor shall be borne by the SELLER.

(end of Article)

ARTICLE III - ADJUSTMENT OF CONTRACT PRICE

The Contract Price shall be subject to adjustment, as hereinafter set forth, in the event of any of the following contingencies (it being agreed and understood by both parties that any reduction of the Contract Price under this ARTICLE III is by way of liquidated damages and not by way of penalty).

1.	Delivery:

(a)	No adjustment shall be made and the Contract Price shall remain unchanged for the first thirty (30) days of delay in delivery of the VESSEL beyond the Delivery Date as defined in ARTICLE VII hereof (ending as of 11:59 p.m. in China of the 30th day of delay).

(b)	If the delivery of the VESSEL is delayed by more than thirty (30) days after the Delivery Date, then, in such event, beginning at twelve o’clock midnight in China of the 30th day after the Delivery Date, the Contract Price shall be reduced by deduction therefrom as follows: from the 31st day to 60th day - US$15,000 per day and from the 61st day to the 150th day - US$23,500 per day. In any event (including the event that the BUYER consents to take the VESSEL at the later delivery date after the expiration of one hundred and fifty (150) days delay of delivery as described in Clause 1(c) of this ARTICLE III or in Clause 4 of ARTICLE VIII) the total reduction in the Contract Price shall not exceed the amount due to cover the delay of 120 days after the first 30 days hereinabove referred to for the delay in delivery of the VESSEL at the rate of reduction as specified above.

(c)	However, if the delay in delivery of the VESSEL should continue for a period of one hundred and fifty days from the Delivery Date, then in such event, and after such period has expired, the BUYER may, at its option, rescind this Contract in accordance with the provisions of ARTICLE X hereof and reject the VESSEL.

The SELLER may, at any time after the expiration of the aforementioned one hundred and fifty days of delay in delivery, if the BUYER has not served notice of rescission as provided in ARTICLE X hereof, demand in writing that the BUYER shall make an election, in which case the BUYER shall within twenty (20) days after such demand is received by it notify the SELLER of its intention either to rescind this Contract or to consent to the acceptance of the VESSEL at an agreed future date. If the BUYER shall not make an election within twenty (20) days as provided herein above, the BUYER shall be deemed to have accepted such extension of the delivery date to the future delivery date indicated by the SELLER and it being understood by the parties hereto that if the VESSEL is not delivered by such future date, the BUYER shall have the same right of rescission upon the same terms and conditions as herein above provided.

(d)	For the purpose of this ARTICLE III, the delivery of the VESSEL shall be deemed not to be delayed and the Contract Price shall not be reduced when and if the Delivery Date of the VESSEL is extended by reason of causes and provisions of ARTICLE IV Clause 4(i)(2), ARTICLE V, ARTICLE VI, ARTICLE XI, ARTICLE XII, ARTICLE XVI and ARTICLE XVII or by reason of Permissible Delay as defined in ARTICLE VIII.

2.	Speed:

(a)	The Contract Price shall not be affected or changed by reason of the actual trial speed (as determined according to the Specifications) being less than the Guaranteed Speed, if such deficiency is not more than 0.15 of one (1) knot below the Guaranteed Speed.

(b)	However, commencing with and including a deficiency of more than 0.15 of one (1) knot in actual speed below the Guaranteed Speed, the Contract Price shall be reduced by USD50,000 for each successive whole 0.10 of a knot and pro-rata for any fraction thereof in excess of a deficiency of 0.15 of a knot.

(c)	If the deficiency in the actual trial speed upon final sea trial is more than 0.55 of a knot below the Guaranteed Speed of the VESSEL, then the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of ARTICLE X hereof, or may accept the VESSEL at a reduction in the Contract Price as above provided that the total reduction does not exceed two hundred thousand United States Dollars (US$200,000) being the maximum.

3.	Fuel Consumption:

(a)	The Contract Price shall not be affected or changed in case the actual fuel consumption, as determined by the engine manufacturer’s shop trial (171 g/KWh) as specified in the Specifications, is not more than tolerance margin of five percent (5%) in excess of the Guaranteed Fuel Consumption.

(b)	However, in the event that the actual fuel consumption at the shop trial is in excess of five percent (5%) of the Guaranteed Fuel Consumption, the Contract Price shall be reduced by the sum of seventy thousand United States Dollars (US$70,000) for each full one percent (1%) increase in fuel consumption and pro rata for any fraction of one percent (1%) of the Guaranteed Fuel Consumption in excess of the said five percent (5%) up to maximum of eight percent (8%) over the Guaranteed Fuel Consumption.

(c)	If the fuel consumption of the main engine exceeds the Guaranteed Fuel Consumption by more than eight percent (8%), then the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of ARTICLE X hereof, or may accept the VESSEL at a reduction in the Contract Price as above provided for eight percent (8%) only, that is, at a total reduction of two hundred and ten thousand United Stated Dollars (US$210,000) being the maximum.

4.	Deadweight:

(a)	In the event that there is a deficiency in the actual deadweight of the VESSEL (33800 MT) determined as provided in the Specifications, the Contract Price shall not be decreased if such deficiency is two hundred (200) metric tons or less below the guaranteed deadweight described in the Specification.

(b)	In the event that the actual deadweight of the VESSEL as determined in accordance with the Specifications is less than the Guaranteed Deadweight, the Contract Price shall be reduced by the sum of two thousand United States Dollars (US$2,000) for each full metric ton of such deficiency being more than two hundred (200) metric tons.

(c)	In the event of such deficiency in the actual deadweight of the VESSEL being eight hundred (800) metric tons or more, then the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of ARTICLE X hereof or accept the VESSEL at a reduction in the Contract Price as above provided for eight hundred (800) metric tons only, that is, at a total reduction of one million two hundred thousand United States Dollars (US$1,200,000).

5.	Container capacity:

(a)	In the event that the actual nominal container capacity of the VESSEL as determined in accordance with the Specifications is less than the Guaranteed Container Capacity of 2546 TEU by more than forty-six (46) TEUs, the Contract Price shall be reduced by the sum of thirty thousand United States Dollars (US$30,000) for each container TEU of deficiency in excess of forty-six (46) TEUs.

(b)	In the event of the foregoing deficiency is fifty-five (55) TEU containers or more, the BUYER may, at its option reject the VESSEL and rescind this Contract in accordance with the provisions of ARTICLE X hereof or may accept the VESSEL at a total reduction in the Contract Price as above provided of two hundred and seventy thousand United States Dollars (US$270,000).

(c)	Notwithstanding anything contained herein, the homogenous intake of containers of 14 ton TEU will not be below 1900.

(d)	In the event that the actual homogenous intake of containers of 14 ton TEU is less than 1900, the Contract Price shall be reduced by the sum of: (1) twenty-one thousand five hundred United States Dollars (US$21,500) for each TEU lof such deficiency up to and including twenty (20) TEUs; and (2) thirty-five thousand United States Dollars (US$35,000) for each TEU of such deficiency from and including twenty-one (21) TEU up to and including twenty-five TEU.

(e)	In the event of such deficiency in the actual homogenous intake of containers being twenty-six (26) TEU or more, then the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of ARTICLE X hereof or may accept the VESSEL at a total reduction in the Contract Price as above provided of six hundred and five thousand United States Dollars (US$605,000).

6.	Reductions to be Independent of Each Other:

Reductions permitted herein are independent of each other and in the event of there being contingencies which necessitate the application of two or more Clauses, there shall be separate reductions in the Contract Price in respect of each contingency.

7.	Application of Adjustment:

Unless the parties agree otherwise, the total reduction in the Contract price shall be deducted from the Delivery Instalment of the Contract Price in accordance with ARTICLE II, Clause 4.

8.	Effect of Rescission:

It is expressly understood and agreed by the parties hereto that in any case as stated herein, if the BUYER rescinds this Contract pursuant to any provision under this ARTICLE III, the BUYER, save its rights and remedies set out in ARTICLE X hereof, shall not be entitled to any liquidated damages or compensation whether described above or otherwise.

(end of Article)

ARTICLE IV - APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING

CONSTRUCTION

1.	Approval of Plans and Drawings:

(a)	The SELLER shall submit to the BUYER three (3) copies of the plans and drawings to be submitted thereto for its approval at its address as set forth in ARTICLE XVIII hereof. For those plans and drawings that have been approved as of the date of the Contract by the BUYER of Hull No. YZJ2004-680C and are unaffected by Specifications herein, the SELLER shall submit such plans and drawings to the BUYER within 45 days of date of the Contract. The BUYER shall have ninety (90) days thereafter to submit comments and return one plan or drawing, as the case may be, to the SELLER.

For all other plans and drawings, to be approved hereunder, the BUYER shall, within twenty-one (21) days after receipt thereof, return to the SELLER one (1) copy of such plans and drawings with the BUYER’s approval or comments written thereon, if any, within the terms of the Specifications and the Contract. The SELLER must respond to the comments of the BUYER within twenty-one 21 days. Any alterations to the Specifications resulting from such comments shall be dealt with in accordance with ARTICLE V, Clause 1. If any modifications and or changes are made to the plans which have been reviewed or approved by the BUYER, the SELLER shall submit such plans either partially or totally to the BUYER for reapproval in accordance with this Clause. A list of the plans and drawings to be so submitted to the BUYER shall be mutually agreed upon between the parties hereto and such plans and drawings shall then constitute “Approved Drawings”.

(b)	In the event that the BUYER shall fail to return the plans and drawings to the SELLER by fax or otherwise within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved without any comment.

(c)	No act or omission of the BUYER in reviewing or approving the plans and/or drawings shall, in any way, diminish or impair the obligations and liabilities of the SELLER under the terms of this Contract.

2.	Appointment of BUYER’s Representatives:

The BUYER may send to and maintain at the Shipyard, at the BUYER’s own cost and expense, one or more Representatives who shall be duly authorized in writing by the BUYER (herein called the “Representatives”) to supervise the construction by the SELLER of the VESSEL and to act on behalf of the BUYER in connection with the modifications of the Specifications, approval of the plans and drawings, attendance to the tests, inspections and trials relating to the VESSEL, and any other matters for which he is specifically authorized by the BUYER. The Representatives may appoint assistant(s) to attend at the Shipyard for the purposes as aforesaid.

Upon appointment of the Representatives, the BUYER shall notify the SELLER in writing of the name and the scope of authority of the Representatives. Before the commencement of any item of work under this Contract, the SELLER shall, whenever reasonably required, exhibit, furnish to, and within the limits of the Representative’s authority, secure the approval from the Representatives of any plans and drawings prepared in connection therewith.

3.	Inspection by BUYER’s Representatives:

The necessary inspections and testing of the VESSEL shall be carried out by the Classification Society, other regulatory bodies and an inspection team of the BUYER, including the Representatives, throughout the entire period of construction, in order to ensure that the construction of the VESSEL is duly performed in accordance with this Contract and the Specifications.

4.	Rights of the Representatives:

(a)	The Representatives shall, at all times during the construction until delivery and acceptance of the VESSEL, have the reasonable right to inspect the VESSEL and all work in progress, materials utilized and quality of work in connection with the construction thereof wherever such work is being done within the Shipyard’s premises or wherever such materials and equipment are stored, for the purpose of determining that the VESSEL is being constructed in accordance with the terms of this Contract and the Specifications.

(b)	The Representatives shall have the unrestricted right to visit the VESSEL and all work in progress. The Representatives shall also have the reasonable right to visit, with the SELLER’S attendance or introduction as necessary, all property and premises utilized in connection with the construction of the VESSEL, wherever and whenever such premises is being utilized or such property is stored.

(c)	The construction of the VESSEL shall be subjected, throughout the entire period of construction, to quality control by a quality control department of the SELLER. The necessary tests and inspection by the Classification Society and other regulatory bodies concerned shall also be carried out and recorded and all results of quality control and tests and inspections shall be communicated in the form documented, or in the absence of documentation, orally, to the Representatives.

(d)	The Representatives may attend during construction of the VESSEL, tests and inspection of the VESSEL, its machinery and equipment. The SELLER shall give the Representatives at least one (1) week advance notice for tests and inspections within the Shipyard stating approximate particulars of any tests or inspections which may be attended by the Representatives provided that in exceptional circumstances the manner in which such notice is given may be modified by mutual agreement. Notice of tests and inspections to be conducted shall also be given to the Representatives latest up to 5:00 p.m. of the day prior to the day on which any tests or inspections shall occur.

For test or inspections outside the Shipyard, including manufacturer’s shop tests, sufficient advance notice to allow for the Representatives to arrange transportation shall be given. This advance notice should not be less than seven (7) days for tests or inspections that require air travel for attendance.

Inspection schedule must be reasonable at all times in order to allow the BUYER’s Representatives to carry out their duties properly and inspections must be spread over a reasonable time, but to follow building schedule at the same rate. In principle, inspections will not take place on Saturdays, Sundays and Holidays, unless mutually agreed upon and necessary in order to meet the SELLER’S schedule.

Failure of the Representatives to be present at the tests and inspections after due notice shall be deemed to be a waiver of the BUYER’s right to be present. In such case the BUYER shall be obliged to accept the result of such test on the basis of the SELLER’S certificate, signed by the Classification Society, that the said result is conforming to the provisions of this Contract and the Specifications.

(e)	The Representatives shall notify the SELLER promptly, in writing, if, in his opinion, the VESSEL is not being constructed in accordance with this Contract or the Specifications. The BUYER may at its election send a copy of such notification to the Classification Society.

(f)	No act or omission of the Representatives or his assistants shall, in any way, diminish or impair the liability of the SELLER under this Contract and/or the Specifications.

(g)	The Representatives shall advise and consult the SELLER on all matters pertaining to the construction of the VESSEL, as may be required by the SELLER, or as he may deem necessary.

(h)	The inspection thus exercised on behalf of the BUYER shall not alter or diminish the responsibility of the SELLER to construct the VESSEL in accordance with the Contract and the Specifications.

(i)	In the event that the Representatives advise the SELLER that they have discovered and believe the VESSEL is not being constructed in accordance with this Contract or the Specifications, and the SELLER shall not agree with the views of the Representatives in such respect, as provided in Clause (e) of this ARTICLE III, either the BUYER or the SELLER shall seek a decision of the Classification Society in accordance with Clause 1 of ARTICLE XII of this Contract. The Classification Society shall determine whether or not a non-conformity with the provisions of this Contract or the Specifications exists.

(1)	If the Classification Society enters a determination in favour of the BUYER, then in such case the SELLER shall make the necessary alterations or changes, or if such alterations or changes cannot be made in time to meet the construction schedule for the VESSEL and the BUYER so agrees, which shall not be unreasonably withheld, but without prejudice to BUYER’s other rights under this Contract, the Contract Price shall be fairly and reasonably reduced (as agreed between the Parties hereto and failing which by Arbitration as hereinafter provided) in lieu of such alterations and changes.

(2)	If the Classification Society enters a determination in favour of the SELLER, then the time for delivery of the VESSEL shall be extended for the period of delay in construction, if any, occasioned by such proceedings, and the BUYER shall compensate the SELLER for the proven loss and damages incurred by the SELLER as a result of the dispute herein referred to.

The SELLER undertakes to inform the Classification Society in writing within thirty (30) days of the date of this Contract that the SELLER has no objection to the BUYER making an arrangement with the Classification Society for receiving copies of any technical correspondence exchanged between the SELLER and the Classification Society in the course of design, testing, approval, inspection, survey, supervision, certification and construction of the VESSEL.

5.	Facilities:

The SELLER shall, at no cost to the BUYER, furnish suitably lighted and air conditioned office space for a team of approximately twelve (12) Representatives all along, including desks, chairs, tables, changing room, toilet and shower space, office furniture, drawing table, filing cabinets, telephone circuit and use of other communications equipment such as telephone, facsimile, email/internet and such other reasonable facilities as may be required. International and domestic telecommunication service shall be paid by the BUYER at the normal rate of charges of the Chinese telecommunication company.

6.	Liability for the Representatives:

As between SELLER and BUYER, the Representatives and their assistants shall at all times be deemed as the employees of BUYER. SELLER shall not be under any liability whatsoever to BUYER, or the Representatives and their assistants for personal injuries, including death, suffered during the time when they were aboard the VESSEL or within the premises of the SELLER or its subcontractors, to such Representatives and their assistants unless such personal injuries, including death, were caused by gross negligence or willful misconduct of SELLER or its employees, agents or subcontractors or by employees or agents of such subcontractors. Nor shall SELLER be under any liability whatsoever to BUYER for damage to, or loss or destruction of, property of the Representatives and their assistants unless such damage, loss or destruction was caused by gross negligence or willful misconduct of SELLER or its employees, agents or subcontractors or by employees or agents of such subcontractors.

7.	Salaries and Costs:

All salaries and other costs of the Representatives shall be for BUYER’s account.

8.	SELLER’s Obligation:

Nothing under this ARTICLE IV shall change or reduce the SELLER’s sole responsibility and obligation to design, build and deliver the VESSEL in a condition fully in accordance with the Contract and its attachments. All respective rights of the BUYER on delivery of the VESSEL remain fully valid and unprejudiced by this ARTICLE IV.

9.	Replacement of the Representatives:

The SELLER has the right to request the BUYER in writing to replace any Representative who is deemed by the SELLER, acting reasonably, unsuitable and unsatisfactory for the proper progress of the VESSEL’S construction together with reasons. The BUYER shall investigate the situation at the Shipyard, if necessary, and if such SELLER’s request is justified, the BUYER should effect the replacement as soon as conveniently arrangable.

10.	Responsibility of BUYER:

The Representatives and their assistant(s) shall observe the work rules and regulations prevailing at the SELLER’s and its subcontractors’ and suppliers’ premises.

11.	Information to Representatives:

The SELLER shall reasonably promptly provide all required information to the Representatives and their assistant(s) and shall secure that its subcontractors and suppliers shall reasonably promptly provide all such information as he or they may reasonably request in connection with the construction of the VESSEL.

(end of Article)

ARTICLE V - MODIFICATIONS, CHANGES AND EXTRAS

1.	How Effected:

Any modifications and/or changes in the Specifications under which the VESSEL is to be constructed shall be made by written agreement of the parties hereto provided, however, that any modifications and/or changes will not adversely affect the SELLER’s planning or programme in relation to the SELLER’s other commitments and if the BUYER and SELLER shall agree to adjustment of the Contract Price, time for delivery of the VESSEL and other terms and conditions of this Contract as hereinafter provided. The SELLER hereby agrees to exert its best efforts to accommodate such reasonable request by the BUYER so that the said changes and/or modifications may be made at a reasonable cost and within the shortest period of time which is reasonably possible. Any such agreement for modifications and/or changes shall include an agreement as to the increase or decrease, if any, in the Contract Price of the VESSEL and if necessary which instalment is to reflect the increase or decrease of the Contract Price together with an agreement as to any extension or reduction in the time of delivery, or any other alterations in this Contract, or the Specifications or the Approved Drawings occasioned by such modifications and/or changes.

If after the exertion of such best efforts by the SELLER in response to the BUYER’s reasonable request, the parties fail to conclude the above-mentioned agreement, then the SELLER shall have no obligation to comply with the BUYER’S request.

The aforementioned agreement to modify and/or change the Specifications and/or Approved Drawings may be effected by an exchange of letters signed by the authorized Representatives of the parties hereto, or telex or facsimile confirmed in writing, manifesting such agreement. Such letters and confirmed telex and facsimile exchanged by the parties hereto pursuant to the foregoing shall constitute an amendment of the Specifications, and such letters and telex and facsimile shall be incorporated into this Contract and made a part hereof.

The SELLER may make minor changes to the Specifications, if found necessary for introduction of improved production methods or otherwise, provided that the SELLER shall first obtain the BUYER’s written approval which shall not be unreasonably withheld.

2.	Changes in Rules of Classification Society, Regulations, etc.:

In the event that, after the date of signing this Contract, any requirements as to class, or as to rules and regulations to which the construction of the VESSEL is required to conform are altered or changed by the Classification Society or the other regulatory bodies authorized to make such alterations or changes, the following provisions shall apply:

(a)

If such alterations or changes are compulsory for the VESSEL, either of the parties hereto, upon receipt of such information from the Classification Society or such other regulatory bodies, shall promptly transmit the same to the other in writing, and the SELLER shall thereupon incorporate such alterations or changes into the construction of the VESSEL, provided that the BUYER shall first agree to reasonable adjustments required by the SELLER in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such alterations or changes.

(b)	If such alterations or changes are not compulsory for the VESSEL, but the BUYER desires to incorporate such alterations or changes into the construction of the VESSEL, then the BUYER shall notify the SELLER of such intention. The SELLER shall accept such alterations or changes, provided that such alterations or changes will not, in the judgment of the SELLER, adversely affect the SELLER’s planning or program in relation to the SELLER’s other commitments, and provided, further, that the BUYER shall first agree to reasonable adjustments required by the SELLER in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such alterations or changes. Agreements as to such alterations or changes under this Clause 2(b) shall be made in the same manner as provided in Clause 1 of this ARTICLE V for modifications or changes to the Specifications. If after the exertion of such best efforts by the SELLER in response to the BUYER’s reasonable request, the parties fail to conclude the above-mentioned agreement, then the SELLER shall have no obligation to comply with the BUYER’s request.

3.	Substitution of Materials:

In the event that any of the materials and equipment more specifically described in the definition of VESSEL and required by the Specifications or otherwise under this Contract for the construction of the VESSEL can not be procured in time to effect delivery of the VESSEL, or are in short supply to maintain the delivery date of the VESSEL, the SELLER may, provided the BUYER so agrees in writing, supply other materials and equipment of the available and equal or better quality, meeting the requirements of the Classification Society and of the rules, regulations, requirements and recommendations with which the construction of the VESSEL must comply. Any agreement as to such substitution of materials and equipment shall be effected in the manner as provided in Clause 1 of this ARTICLE V, and shall, likewise, be in accordance with the terms and conditions of this Contract affected by such substitution.

(end of Article)

ARTICLE VI - TRIALS AND ACCEPTANCE

1.	Notice:

The sea trial shall start when the VESSEL is ready for the sea trial according to the Specifications.

The SELLER shall give the BUYER at least twenty-one (21) days estimated prior notice and Five (5) days confirming prior notice by facsimile confirmed in writing of the time and place of any trial run of the VESSEL, and the BUYER shall promptly acknowledge receipt of such notice. The BUYER shall have its Representatives on board the VESSEL to witness such trial run.

Should such Representatives fail to be present after the SELLER’s due notice to the BUYER as provided above, then in such event, the BUYER shall be deemed to have waived its right to have its Representatives on board the VESSEL during the trial run and the SELLER shall be entitled to conduct such trial run with the presence of the Classification Surveyor only without the Representatives of the BUYER being present and in such case the BUYER shall be obligated to accept the VESSEL on the basis of a certificate of the Classification Society and certificate of the SELLER stating that the VESSEL, upon trial run, is found to conform to this Contract and Specifications.

2.	Weather Condition:

The trial run shall be carried out under the weather condition which is deemed favorable enough in the reasonable judgment of the SELLER. In the event of unfavourable weather on the date specified for the trial run, the same shall take place on the first available day thereafter that the weather condition permits. It is agreed that, if during the speed trial of the VESSEL, the weather is unfavourable (i.e. sea state of 3 and wind state of Beaufort 3 or worse) that orderly conduct of the speed trial can no longer be continued, the speed trial shall be discontinued and postponed until the first favorable day next following, unless the BUYER shall assent in writing to acceptance of the VESSEL on the basis of the speed trial already made before such discontinuance has occurred.

Any delay of the trial run caused by such unfavourable weather condition shall operate to postpone the Delivery Date by the period of the delay involved and such delay shall be deemed as Permissible Delay in the delivery of the VESSEL.

3.	How Conducted:

(a)	The VESSEL shall run the official sea trial in the manner as specified in the Specifications and shall prove fulfillment of the performance requirements for the trial run as set forth in the Specification.

(b)	All expenses in connection with the trial run (including bunkers, diesel oil, lubricating oil and greases) including proper insurance are to be for account of the SELLER and the

SELLER shall provide, at its own expense, the necessary crew to comply with conditions of safe navigation.

4.	Method of Acceptance or Rejection:

(a)	Upon completion of the trial run, the SELLER shall give the BUYER a notice by telex or facsimile confirmed in writing of completion of the trial run and promptly provide the BUYER with all protocols and records of tests and trials, as and if the SELLER considers that the results of the trial run prove conformity of the VESSEL to this Contract and Specifications.

The BUYER shall, within six (6) working days after receipt of the aforementioned records of tests and trials from the SELLER, notify the SELLER by telex or facsimile confirmed in writing of its acceptance or rejection of the VESSEL’s conformity to this Contract and the Specifications.

(b)	Should the records of tests and trials indicate that the VESSEL does not conform to the requirements of this Contract or the Specifications and if the SELLER agrees with the BUYER’s notice of non-conformity, then the SELLER shall promptly take the necessary steps to correct such non-conformity and notify the BUYER promptly in writing or by telex or facsimile confirmed in writing advising the BUYER of the estimated additional time required for the necessary alterations to correct such non-conformity.

Upon completion of correction of such non-conformity, new trial run or runs as necessary will be made to prove conformity of the VESSEL to this Contract and Specifications if so found necessary by the SELLER, the Classification Society and the Representatives. The SELLER shall notify the BUYER of the time and place of any new trial run no less than five (5) working days beforehand, unless otherwise mutually agreed to. All provisions of the trial run shall apply to such new trial run.

Notwithstanding the aforesaid, the BUYER may accept the VESSEL qualifying its acceptance by reservations regarding works or parts which have not been completed or properly installed prior to such acceptance. In the event that BUYER makes such qualified acceptance the parties will reach an agreement in writing, prior to the delivery of the VESSEL, as to how and when to remedy the items being the subject of the qualified acceptance, at the SELLER’s cost and expense, either before or after the delivery, as quickly as possible, without delaying the date of delivery and without causing the BUYER inconvenience in the operation of the VESSEL.

(c)	In the event that the SELLER fails to correct any non-conformity of which it has been given notice by the BUYER, which non-conformity has been confirmed by the Classification Society, the BUYER shall indicate what aspect of the VESSEL does not conform to this Contract and/or the Specifications and the SELLER shall promptly correct those non-conformities.

(d)	In the event that the BUYER fails to give notice to the SELLER by fax and/or telex confirmed in writing of the VESSEL within the period as provided in the above Sub-clause (a) or (b), the BUYER shall be deemed to have accepted the VESSEL.

(e)	Any dispute between the SELLER and the BUYER as to the conformity or non-conformity of the VESSEL to the requirements of this Contract and/or the Specifications shall be submitted for final decision in accordance with ARTICLE XII hereof.

5.	Effect of Acceptance:

Acceptance of the VESSEL as above provided shall be final and binding in so far as conformity of the VESSEL to this Contract and Specifications is concerned and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the SELLER complies with all other requirements for delivery as provided in ARTICLE VII hereof. However, the BUYER’s acceptance, of the VESSEL shall not affect the BUYER’s right under ARTICLE IX hereof and/or under law.

6.	Disposition of Surplus Consumable Stores:

(a)	Any fuel oil, lubricating oil and greases furnished and paid for by the SELLER for trial runs remaining on the VESSEL, at the time of acceptance of the VESSEL by the BUYER, shall be bought by the BUYER from the SELLER at the SELLER’s net purchase price for such supply in China and the payment by the BUYER thereof shall be made at the time of delivery of the VESSEL.

(b)	If any of the consumables under (a) above are furnished by the BUYER, SELLER shall pay at time of delivery for quantities consumed until delivery at BUYER’S net purchase price.

(end of Article)

ARTICLE VII - DELIVERY

1.	Time and Place:

The VESSEL, duly completed in accordance with this Contract and the Specifications, shall be delivered by the SELLER to the BUYER at the SELLER’s wharf at the Shipyard safely afloat on or before August 30, 2008 (hereinafter called the “Delivery Date”) after completion of satisfactory tests and trials and acceptance in accordance with ARTICLE VI hereof, except that, in the event of delays in the construction of the VESSEL or any performance required under this Contract due to causes which under the terms of this Contract permit postponement of the date for delivery, the aforementioned Delivery Date of the VESSEL shall be postponed accordingly.

Earlier Delivery Date is subject to BUYER’s prior written consent, such consent not to be unreasonably withheld.

2.	When and How Effected:

Provided that the SELLER and the BUYER shall have fulfilled all of their obligations stipulated under this Contract, the delivery of the VESSEL shall be effected forthwith upon acceptance thereof by the BUYER, by concurrent delivery by each of the parties hereto to the other of the PROTOCOL OF DELIVERY AND ACCEPTANCE, acknowledging delivery of the VESSEL by the SELLER and acceptance thereof by the BUYER, which Protocol of Delivery and Acceptance shall be prepared in quadruplicate and signed by each of the parties hereto with additional copies as required by the BUYER or the SELLER.

3.	Documents to be delivered to BUYER:

Acceptance of the VESSEL by the BUYER shall be conditional upon receipt by the BUYER from the SELLER of the following duly authenticated documents (all in the English language), which shall accompany the aforementioned PROTOCOL OF DELIVERY AND ACCEPTANCE:

(a)	PROTOCOL OF TRIALS of the VESSEL made pursuant to the Specifications.

(b)	PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts and the like, as specified in the Specifications.

(c)	PROTOCOL OF STORES OF CONSUMABLE NATURE covering items referred to under Clause 6 of ARTICLE VI hereof.

(d)	ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this Contract and the Specifications and for the customary shipbuilding practice.

It is agreed that if, through no fault on the part of the SELLER, the Classifications certificates and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates valid for at least five (5) months shall be accepted by the BUYER, provided that the SELLER shall furnish the BUYER with the formal certificates as promptly as possible after such certificates have been issued, but in any event timely before the expiry of the provisional certificates.

All certificates to be delivered to the BUYER hereunder pursuant hereto shall be issued by the relevant authorities or Classification Society and shall be clean and valid in every respect and without any recommendation or notation.

(e)	DECLARATION OF WARRANTY of the SELLER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the BUYER’s title thereto, and in particular that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the Chinese governmental authorities whether national or local as well as of all liabilities of the SELLER to its subcontractors, suppliers, employees and crew(s), and of all the liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery.

(f)	DRAWINGS AND PLANS in quadruplicate pertaining to the VESSEL, including lists of Finished Plans and As Built Space and the trim and stability booklet technical descriptions, test results and other data, information or documents in the possession of the SELLER concerning the design and constructions of the VESSEL which shall be forwarded to the BUYER at no additional cost as stipulated in the Specification.

(g)	COMMERCIAL INVOICE

(h)	BILL OF SALE

(i)	BUILDER’s CERTIFICATE. If required by the BUYER, the SELLER shall arrange for the notarization of the BUILDER’s CERTIFICATE by the local authorized notary public institution in China, or for the BUILDER’s CERTIFICATE to be otherwise authenticated as required by the Hong Kong Shipping Registry.

4.	Tender of VESSEL:

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this Contract and Specifications without any justifiable reason, the SELLER shall have the right to tender delivery of the VESSEL after fulfillment of all SELLER’s obligations as provided herein.

5.	Title and Risk:

Title to and risk of loss of or damage to the VESSEL shall pass to the BUYER only upon the delivery and acceptance thereof having been completed as stated above; it being expressly understood that, until such delivery is effected, title to and risk of loss of or damage to the VESSEL and her equipment and risk of items and materials supplied by the BUYER or its suppliers shall be with the SELLER.

Notwithstanding the provisions of this ARTICLE VII, the title to the material and equipment supplied by the BUYER shall remain with the BUYER.

6.	Removal of VESSEL:

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof and shall remove the VESSEL from the premises of the Shipyard within ten (10) days after delivery and acceptance thereof is effected.

If the BUYER shall not remove the VESSEL from the premises of the Shipyard within the aforesaid ten (10) days, in such event, the BUYER shall pay to the SELLER the reasonable mooring charges of the VESSEL.

7.	Notices:

Prior to the delivery of the VESSEL, the SELLER shall give notice to the BUYER with the following schedule:

90 DAYS PRIOR TO DELIVERY - 15 DAYS ESTIMATED DELIVERY DATE;

60 DAYS PRIOR TO DELIVERY - 10 DAYS ESTIMATED DELIVERY DATE;

30 DAYS PRIOR TO DELIVERY - 7 DAYS ESTIMATED DELIVERY DATE;

15 DAYS PRIOR TO DELIVERY - 1 DAY DEFINITE DELIVERY DATE

(end of Article)

ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)

1.	Causes of Delay (Force Majeure):

If at any time before the actual delivery, the construction of the VESSEL, any performance required as a prerequisite of delivery of the VESSEL or actual delivery of the VESSEL is delayed due to acts of princes or rulers; compulsory requirements of government authorities; war, blockade, revolution, insurrections, mobilization, civil war or commotion; vandalism; sabotages, strikes in the shipbuilding industry in China, riots, strikes, lockouts or other labor disturbances; acts of a public enemy, plague or other epidemic, quarantines; flood, typhoon, hurricanes, earthquakes; tidal waves; landslides; fires, explosions; embargoes; import restrictions; prolonged failure of electric current; delays caused by the Classification Society or other bodies whose documents are required; destruction of the Shipyard; other causes or accidents beyond the reasonable control of the SELLER; provided all the foregoing events where not existing and known to the SELLER at the date of this Contract or the effect of which could not have been avoided or reduced by the exercise of due diligence by the SELLER or his relevant subcontractors, as the case may be, and provided further that the events and/or delays were not caused or contributed by the negligence or misconduct of the SELLER and provided further that any of the above events directly affect the construction schedule of the VESSEL; then and in any such case, the date of delivery shall be postponed for a period of one day for every one day actually lost by any of the aforesaid events, subject nevertheless to the BUYER’s right of cancellation under this ARTICLE VIII and subject to all relevant provisions of this Contract which authorize and permit extension of the time of delivery of the VESSEL.

The SELLER shall take immediate steps to overcome and mitigate the delay and to recover time lost, if any. Delays resulting from contingencies occurring simultaneously shall count as one delay only.

Any cause of delay for which the SELLER claims that it is entitled to a postponement of the Delivery Date under this Contract resulting from the SELLER’s subcontractors shall be subject to any of the aforementioned contingencies being applicable to the subcontractors.

2.	Notice of Delay:

As soon as possible after and in any event within seven (7) days after the date of the commencement of any cause of delay, on account of which the SELLER claims that it is entitled under this Contract to a postponement of the Delivery Date excluding days due to arbitration, the SELLER shall notify the BUYER in writing or by telex or facsimile confirmed in writing of the date when such cause of delay commenced and the reasons thereof, and the estimated duration of the probable delay in delivery of the VESSEL, and shall provide the BUYER, if available, evidence to justify the delay claimed. Likewise, within seven (7) days after the date of ending of such cause of delay, the SELLER shall notify the BUYER in writing or by telex or facsimile confirmed in writing of the date when such cause of delay ended.

In any event the SELLER shall also notify the BUYER of the period of time by which the SELLER claims the Delivery Date should be postponed by reason of such cause of delay within the same seven (7) day period as aforesaid. Failure of the SELLER to notify the BUYER of its claim for postponement of the Delivery Date within a period of seven (7) days from the date of cessation of the event causing the delay shall be deemed a waiver of its claim.

Failure of the BUYER to object to the SELLER’s claim for postponement of the Delivery Date within Fourteen (14) days after receipt by the BUYER of such notice of claim shall be deemed to be a waiver by the BUYER of its right to object to such postponement of the Delivery Date.

The burden of proof shall always be on the SELLER to establish the facts entitling it to rely on this Clause and that due notices were given and that it has taken all reasonable steps to avoid or mitigate the delay.

3.	Definition of Permissible Delay:

Delays on account of such causes as specified in Clause 1 of this ARTICLE VIII and in ARTICLE IV, Clause 4(i)(2)), ARTICLE V, ARTICLE VI, ARTICLE XI, ARTICLE XII, ARTICLE XVII and ARTICLE XVI shall be understood to be Permissible Delays and are to be distinguished from unauthorized delays on account of which the Contract Price is subject to adjustment and/or the Contract is subject to rescission as provided for respectively in Article III and Article X hereof.

4.	Right to Rescind for Excessive Delay:

If the total accumulated time of all delays on account of the causes specified in Clause 1 of this ARTICLE VIII and unauthorized delays as described in the Clause 1 of ARTICLE III aggregate to 180 days or more, in any circumstances, then, in such event, the BUYER may rescind this Contract by delivering or faxing to the SELLER notice of cancellation which shall be confirmed in writing and in accordance with the provisions of ARTICLE X hereof.

The SELLER may, at any time after the accumulated time of the aforementioned delays justifying the rescission by the BUYER, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within twenty one (21) days after such demand is received by the BUYER, either notify the SELLER of its intention to rescind this Contract, or consent to a postponement of the Delivery Date to an agreed specific future date. If the BUYER elects to consent to the postponement of the Delivery Date at such agreed specific future date, then such date shall become the contractual delivery date, for the purpose of this Contract and if the VESSEL is not delivered by such revised delivery date, the BUYER shall have the same right of rescission upon the same terms as herein provided.

(end of Article)

ARTICLE IX - WARRANTY OF QUALITY

1.	Guarantee:

The SELLER guarantees the VESSEL in her entirety and each and every part thereof and in particular but without prejudice to the generality of the foregoing, her design, drawing, plans, the hull and all machinery, engines, engine room auxiliaries, equipment, fittings, outfittings, appurtenances, furniture, parts, spares, paint and materials manufactured, furnished, installed or incorporated in the VESSEL by the SELLER and/or its subcontractors under this Contract against all defects, omissions, shortages and non-conformity, defective or unsuitable materials or equipment, faulty design and/or performance or poor workmanship or negligence, (hereinafter collectively referred to as “Defect(s)”), whether or not such Defect(s) affect seaworthiness or class within the Guarantee Period as hereinafter defined.

The SELLER shall pass to the BUYER information about any claims that the SELLER may have against subcontractors for Defect(s) in deliveries to the VESSEL, without in any way, diminishing the SELLER’s guarantee as aforesaid.

2.	Guarantee from Manufacturers and Suppliers:

In the event that the normal guarantee period stipulated by manufacturers or suppliers or various components of machinery, materials, equipment, paint, appurtenances and outfit furnished to the SELLER and embodied in the VESSEL exceeds the Guarantee Period (as hereinafter defined), the benefits of such extended guarantee rights shall be made available to the BUYER by the SELLER without any additional cost to the BUYER.

Notwithstanding the foregoing, the SELLER shall arrange a guarantee from the paint manufacturer for defects in paint and/or application on under water parts of the VESSEL for an additional 24 calendar months from the date of delivery of the VESSEL to the BUYER.

3.	Notice of Defects:

The BUYER or its duly authorized Representatives shall notify the SELLER in writing by delivery or facsimile of any Defect for which claim is made under this guarantee, as promptly as possible after discovery thereof. The BUYER’s written notice shall describe in reasonable detail the nature and extent of the Defect(s).

The SELLER shall have no obligation for any Defect discovered prior to the expiry date of the Guarantee Period unless notice of such Defect is received by the SELLER not later than thirty (30) days after such expiry date. Telex or facsimile advice within the Guarantee Period that a claim is forthcoming will be sufficient compliance with the requirement as to time, provided that full description of such Defect(s) in written form shall be received by the SELLER not later than forty-five 45 days after the Guarantee Period.

4.	Extent of SELLER’s Obligation:

The SELLER shall have no obligation for any Defect unless the Defect has arisen within a period of twelve (12) calendar months from the date when the VESSEL was delivered to and accepted by the BUYER (the “Guarantee Period”).

The SELLER shall not be obligated to repair or be liable for damages to the VESSEL, or to any part of the equipment thereof, if and to the extent the damages are due to:

(a)	ordinary wear and tear;

(b)	defects other than those specified in Clause (a) above;

(c)	mismanagement, accidents, negligence, or willful misconduct of or caused by the BUYER, its employees or agents including the VESSEL’s officers, crew and passengers, or any persons on or doing work on the VESSEL other than the SELLER, its employees, agents or sub-contractors;

(d)	repairs or replacements which were made by those other than the SELLER and/or their sub-contractors, unless those repairs or replacements were approved by the SELLER.

The SELLER shall not, in any circumstances, be liable for any consequential loss or special loss arising from any cause whatsoever including, without limitation, loss of time, loss of profit or earnings or demurrage directly or indirectly from any commitments of the BUYER in connection with the VESSEL.

The guarantee in this ARTICLE IX shall not be altered or varied except by a written instrument signed by the duly authorized representatives of the SELLER and the BUYER.

5.	Remedy of Defects:

(a)	The SELLER shall remedy, at its cost and expense, any Defect(s) against which the VESSEL is guaranteed under this ARTICLE IX, by making all necessary repairs or replacements as well as dismantling, removal, reassembling and incidental works at the Shipyard or elsewhere as provided in Clause (b) of this Clause, at the BUYER’s convenience.

If the cause of the Defect(s) is not known or if the Defect(s) is of a recurring nature the SELLER shall, at its expense, explore the reason for such Defect(s) and take all necessary steps and measures to remedy same in such a way as to eliminate the reoccurrence thereof.

(b)

However, if, in the BUYER’s sole discretion, it is impracticable to bring the VESSEL to the Shipyard, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed suitable by the BUYER for the purpose (including by the VESSEL’s crew), provided that, in such event, the SELLER may forward or supply replacement parts or materials to the VESSEL, unless forwarding or supplying to the VESSEL would impair or delay the operation or working schedule of the VESSEL. In the event that the BUYER proposes to cause the necessary repairs or replacements for the VESSEL to be made at any other shipyard or works than the Shipyard, the BUYER shall first, but in all events as soon as possible, give the SELLER notice in writing by telex or facsimile confirmed in writing of the time and place when and where such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the SELLER shall have the right at its own cost and expense to verify by its own representatives the nature, cause and extent of the Defect(s) complained of. It is understood that defects to underwater parts of the VESSEL, which were found and detected during the Guarantee Period, may be made good at the time of the first dry-docking of the VESSEL following the expiration of the Guarantee Period.

The SELLER shall, in such case, promptly advise the BUYER by telex or facsimile confirmed in writing, after such examination has been completed, of its acceptance or rejection of the Defect(s) as ones that are covered by the guarantee herein provided. Upon the SELLER’s acceptance of the Defect(s) as justifying remedy under this ARTICLE IX, or upon award of the arbitration so determining, the SELLER shall pay to the BUYER for such repairs or replacements a sum equal to the reasonable cost of making the same repairs or replacements in a first class Chinese shipyard, at the prices prevailing at the time of such repairs or replacements are made. Payment for the work done to remedy the Defect(s) shall be settled regularly during the Guarantee Period and the actual reimbursement for the guarantee shall be made in a lump sum at the expiry of the Guarantee Period for minor items (up to US$50,000) and promptly by the SELLER after settlement of the same for major items.

(c)	In any case, the VESSEL shall be taken, at the BUYER’s cost and responsibility, to the place elected, ready in all respects for such repairs or replacement. In case of breakdown at sea due to Defects, the cost of bringing the VESSEL to a repair yard shall be for SELLER’s account.

(d)	Notwithstanding anything contained in Clause 5(a) of this ARTICLE IX, the BUYER shall be entitled to require the SELLER to forward to the VESSEL, wherever it may be, replacement(s) for defective part(s) to which the SELLER’s guarantee under this ARTICLE IX applies, and in such case the SELLER shall forward the same by such means as to reach the VESSEL as expeditiously as possible.

In emergency cases when the VESSEL will be prevented from sailing or from completing its voyage, forwarding of replacement(s) as aforesaid will be effected by the SELLER by air cargo. The SELLER shall bear and pay all C.I.F. costs of the replacement(s) until they arrive on board the VESSEL.

(e)	Any dispute under this ARTICLE IX shall be referred to arbitration in accordance with the provisions of ARTICLE XII hereof.

6.	Guarantee Period:

Notwithstanding the foregoing, the Guarantee Period shall be extended in, inter alia, the following cases and to the following extent:

(a)

If, during the Guarantee Period, the VESSEL shall not be capable of performing services for periods consisting of at least twenty four (24) hours each and aggregating to eight (8) days or more and such non-capability shall be as a result of any Defect(s) covered by the SELLER’s guarantee under Clause 1 of this ARTICLE IX, the Guarantee Period shall be extended by such period(s) of time lost in remedying of the defect(s) for which the SELLER is responsible according to this Contract or in awaiting part(s) required for the purpose to remedying such defect(s), which accumulated extension period shall not exceed twelve (12) months.

(b)	In relation to reservations made by the BUYER pursuant to Clause 4(b) of ARTICLE VI hereof, the Guarantee Period for the aforesaid reservations shall further be extended up to the expiration of twelve (12) calendar months following the time when such reservations are respectively made good by the SELLER after the delivery of the VESSEL to the BUYER as herein provided.

7.	Application to Defects Remedied:

Wherever any Defect(s) covered by the SELLER’s Guarantee under this ARTICLE IX has been remedied, in whole or in part, the SELLER’s Guarantee under this ARTICLE IX and the provisions of this ARTICLE IX shall apply anew in respect of the part(s) to which such remedying relates and the aforesaid Guarantee Period shall apply in respect thereof, save that the said Guarantee Period shall commence as from the time of such remedying, and shall end not more than twenty-four (24) months from the date of delivery of the VESSEL to the BUYER.

8.	SELLER to Remain Liable:

If attempts at remedying any Defect(s) covered by the SELLER’s Guarantee under this ARTICLE IX, carried out by or on behalf of the SELLER as aforesaid, are unsuccessful, the SELLER shall remain liable to remedy such Defect(s) until same be satisfactorily remedied. The SELLER shall be liable under its Guarantee under this ARTICLE IX also for damage to any part of the VESSEL occasioned directly by any Defect(s) to which the SELLER’s Guarantee under this ARTICLE IX extends in any other part of the VESSEL.

9.	Guarantee Engineer:

The SELLER shall at the request of the BUYER appoint an English speaking Guarantee Engineer to serve on the VESSEL as its Representative for a period of three (3) months from the date the VESSEL is delivered. However, if the BUYER and the SELLER shall deem it necessary to keep the Guarantee Engineer on the VESSEL for a longer period, then he shall remain on board the VESSEL after the said three (3) months but not longer than six (6) months from the delivery of the VESSEL.

The BUYER, and its employees shall give such Guarantee Engineer full cooperation in carrying out his duties as the representative of the SELLER on board the VESSEL.

The BUYER shall accord the Guarantee Engineer treatment comparable to the VESSEL’s Chief Engineer as far as possible, and shall provide board and lodging at no cost to the SELLER and/or the Guarantee Engineer. The SELLER and the BUYER shall, prior to delivery of the VESSEL, execute a separate agreement regarding the Guarantee Engineer.

While the Guarantee Engineer is on board the VESSEL, the BUYER shall pay to the SELLER the sum of US$2,500 per month and the expenses of his repatriation to Shanghai, People’s Republic of China by air (economy class) upon termination of his service. The expenses of his communication with the SELLER incurred in performing his duties shall be for SELLER’s account and expenses, if any, of his medical and hospital care in the VESSEL’s hospital shall be for BUYER’s account. Notwithstanding the above, the Guarantee Engineer shall remain at all times an employee of the SELLER.

The BUYER, its successors and/or assigns shall be liable to and indemnify the SELLER for damage or loss arising from personal injury or death of the Guarantee Engineer or from loss or destruction of the property of the Guarantee Engineer if such death, personal injury or property damage is caused by the negligence or willful misconduct of the BUYER, its successors or assigns, employees or agents. The BUYER shall be responsible for risk insurance for the Guarantee Engineer.

(end of Article)

ARTICLE X - SELLER’S DEFAULT - RESCISSION BY BUYER

1.	SELLER’s Default:

The BUYER shall be entitled, but not bound, to declare the SELLER in default and to rescind this Contract, all as stipulated in this Contract and Specifications, in any of the following cases:

(a)	any breach of or default by the SELLER in any Fundamental Term. “Fundamental Term” means any of the following:

(i) an event described in a provision of this Contract specifically permitting the BUYER to rescind this Contract including and without restricting the generality of the foregoing, those contained in ARTICLE III (Adjustment of Contract Price) and ARTICLE XVII, Clause 2(b) (Insurance);

(ii) failure of SELLER to prosecute the work with such diligence and in such manner as will enable it to deliver VESSEL within the period granted under the terms of this Contract, provided that the BUYER shall have given the SELLER written notice specifying such failure, and the SELLER shall not within ten (10) days of such notice, have taken steps sufficient to remedy or justify the failure.

(iii) failure to deliver the VESSEL free and clear of all liens, charges, mortgages and encumbrances at the actual time of delivery and possession;

(iv) any other failure, not specifically referred to above, to build in accordance with this Contract or the Specifications, provided that the BUYER shall have given the SELLER written notice specifying such failure, and the SELLER shall not within ten (10) days of such notice, have taken steps sufficient to remedy or justify the failure; or

(b)	Discontinuance of business by either the Builder or Trading House, general assignment by either the Builder or Trading House for the benefit of creditors, any composition by either the Builder or Trading House with its creditors, appointment of a receiver, trustee or liquidator for either the Builder or Trading House of all or any substantial part of their assets, application or consent by either the Builder or Trading House for or to appointment of the same, winding up by either the Builder or Trading House, adjudication of either the Builder or Trading House as bankrupt or insolvent, filing by either the Builder or Trading House of a petition for liquidation, a petition in bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any law relating to relief of debtors or admission by either the Builder or Trading House (by answer, default or otherwise) of the material allegations of petition against them in any proceedings for liquidation, bankruptcy, reorganization, arrangement or insolvency or in any proceedings relating to relief of debtors, excluding mergers, consolidations, reorganizations or restructurings that are unrelated to bankruptcy, insolvency or other financial distress of the Builder or Trading House.

2.	Effect of SELLER’s Default:

If the SELLER shall be in any default as provided for in Clause 1 of this ARTICLE X hereinabove, the BUYER may, at its option, rescind this Contract in accordance with provisions of this ARTICLE X.

3.	Notice:

In the event that the BUYER shall exercise its right of rescission of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the SELLER in writing or by fax and/or telex confirmed in writing, and such rescission shall be effective as of the date notice thereof is received by the SELLER.

4.	Refundment by SELLER:

In case the SELLER receives the notice stipulated in Clause 3 of this ARTICLE X, the SELLER shall promptly refund to the BUYER the full amount of all sums paid by the BUYER to the SELLER on account of the VESSEL together with interest (as set out below) thereon.

If the BUYER’s cancellation or rescission of this Contract is disputed by the SELLER by instituting arbitration as aforesaid, then no refund shall be made by the SELLER, and the BUYER shall not be entitled to demand repayment from the Refundment Guarantor under its Refundment Guarantee, until the arbitration award between the BUYER and the SELLER which shall be in favour of the BUYER, declaring the BUYER’s cancellation and/or rescission justified, is made and delivered to the SELLER by the arbitration tribunal.

In case of refundment, the SELLER shall pay the BUYER interest at the rate of six percent (6%) per annum on the amount required herein to be refunded to the BUYER, if the cancellation or rescission of the Contract is exercised by the BUYER for the delay of aggregate one hundred and eighty (180) days in accordance with the provision of Clause 3 of ARTICLE VIII or for the events described in ARTICLE III 1(c), 2(c), 3(c), 4(c), 5(b) or 5(e) hereof computed from the respective dates on which such sums were paid by the BUYER to the SELLER to the date of receipt (remittance by wire transfer) of such refund by the BUYER from the SELLER.

If pursuant to the provisions of this Contract the SELLER is required to refund to the BUYER the instalments paid by the BUYER to the SELLER, the SELLER shall return to the BUYER all of the BUYER’s supplies not incorporated into the VESSEL and pay to the BUYER an amount equal to the purchased price by the BUYER of those supplies incorporated into the VESSEL, together with interest as aforesaid, in which case title to such supplies incorporated into the VESSEL shall transfer to the SELLER.

Any and all refunds or payments due to the BUYER under this Contract shall be effected by telegraphic transfer to the account and bank specified by the BUYER free of bank charges, remittance fees, taxes and other applicable withholdings.

5.	Discharge of Obligations:

Upon such refund by the SELLER to the BUYER, and upon compliance with the provisions of Clause 4 of this ARTICLE X, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged.

(end of Article)

ARTICLE XI - DEFAULT BY THE BUYER

1.	Definition of BUYER’s Default:

The BUYER shall be deemed to be in default of its performance of obligations under this Contract in the following cases (hereinafter called “BUYER’s Default”):

(a)	If any of the first or second or third or fourth or fifth instalment is not paid by the BUYER to the SELLER as provided in ARTICLE II hereof; or

(b)	If the delivery instalment is not deposited to the SELLER’s Bank by the BUYER to the SELLER for the delivery of the VESSEL as provided in ARTICLE II hereof; or

(c)	If the increased amount, if any, in the Contract Price as adjusted pursuant to ARTICLE V due and payable upon delivery of the VESSEL is not paid by the BUYER concurrently with the delivery of the VESSEL as provided in ARTICLE II hereof; or

(d)	If the BUYER, when the VESSEL is duly completed in conformity with the terms of this Contract and the Specifications and is tendered for delivery by the SELLER in accordance with the provisions of this Contract, fails to take delivery of the VESSEL within Five (5) days from the tendered date without any specific and valid ground therefor under this Contract.

2.	Effect of BUYER’s Default on or before Delivery of VESSEL:

(a)	Should the BUYER make default in payment of any instalment of the Contract Price before delivery of the VESSEL, the BUYER shall pay the instalment(s) in default plus accrued interest thereon at the rate of six percent (6%) per annum computed from the due date for payment of such instalment to the date when the SELLER receives the payment, and, for the purpose of Clause 1 of ARTICLE VII hereof the Delivery Date of the VESSEL shall be automatically extended by the period of continuance of such default by the BUYER.

(b)	If any BUYER’s Default continues for a period of Twenty One (21) days, the SELLER may, at its option, rescind this Contract by giving notice to such effect to the BUYER by telex or facsimile confirmed in writing.

Upon receipt by the BUYER of such notice of rescission, this Contract shall be forthwith rescinded and terminated. In the event of such rescission of this Contract, the SELLER shall, subject to Clause 3 below, be entitled to retain any instalment or instalments already paid by the BUYER to the SELLER on account of this Contract and the BUYER’s Supplies, if any.

3.	Disposal of VESSEL:

(a)	In the event that this Contract is rescinded by the SELLER under the provisions of Clause 2(b) of this ARTICLE XI, the SELLER may, at its sole discretion, either complete the VESSEL and sell the same, or sell the VESSEL in its incomplete state, free of any right or claim of the BUYER. Such sale of the VESSEL by the SELLER shall be either by public auction or private contract at the SELLER’s sole discretion and on such terms and conditions as the SELLER shall deem fit, provided that the SELLER shall use reasonable endeavors to obtain the best price obtainable. The SELLER shall send to the BUYER invitation to participate in any tender for the sale of the VESSEL. Such invitation shall be sent by telex or facsimile at least fifteen (15) days in advance before the closing date of the tender.

(b)	In the event of such sale of the VESSEL in its completed state, the proceeds of the sale received by the SELLER shall be applied firstly to payment of all expenses attending such sale and then to payment of all unpaid instalment(s) of the Contract Price and interest on such instalment(s) at the rate of six percent (6%) per annum from the respective due date thereof to the date of application.

(c)	In the event of sale of the VESSEL in its incomplete state, the proceeds of sale received by the SELLER shall be applied firstly to all expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER’s default as provided hereinbefore, and then to payment of all costs of construction of the VESSEL less BUYER’s Supplies as defined in ARTICLE XVI hereof and less the instalments so retained by the SELLER and compensation to the SELLER for a reasonable loss of profit - if any - due to the rescission of this Contract.

(d)	In either of the above events of sale, if the proceeds of sale exceed the total amounts to which such proceeds are to be applied as aforesaid, the SELLER shall promptly pay the excess to the BUYER without interest provided, however, that the amount of each payment to the BUYER shall in no event exceed the total amount of instalments already paid by the BUYER and the cost of the BUYER’s supplies, if any.

(e)	If the proceeds of sale are insufficient to pay such total amounts payable as aforesaid, the BUYER shall promptly pay the deficiency to the SELLER upon request.

(end of Article)

ARTICLE XII - ARBITRATION

1.	Decisions by the Classification Society:

If any dispute arises between the parties hereto in regard to the design and/or construction of the VESSEL, its machinery and equipment, and/or in respect of the materials and/or workmanship thereof and/or thereon, and/or in respect of interpretation of this Contract or the Specifications, the parties may by mutual agreement refer the dispute to the Classification Society headquarters or to such other expert as may be mutually agreed between the parties hereto, and in such case the decision of the principal surveyor or such expert, as the case may be, shall be final, conclusive and binding upon the parties hereto.

2.	Proceedings of Arbitration:

In the event that the parties hereto do not agree to settle a dispute according to Clause 1 of this ARTICLE XII and/or in the event of any other dispute of any kind whatsoever between the parties and relating to, arising out of or in connection with, this Contract or its rescission or any stipulation herein, such dispute shall be submitted to and settled by arbitration in London, England in accordance with Arbitration Act 1996 c.23 (UK) as amended, and the arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced (except as expressly provided herein). The SELLER and the BUYER shall each independently appoint one arbitrator to arbitrate the matter, and the SELLER and the BUYER shall together appoint a third arbitrator. In the event that the BUYER and SELLER cannot agree on the appointment of the third arbitrator within twenty (20) days of the appointment of the second arbitrator, the two appointed arbitrators shall be responsible for appointing the third arbitrator.

If the two arbitrators are unable to agree upon a third arbitrator within twenty (20) days, either of the said two arbitrators may apply to the President for the time being of the London Maritime Arbitrators Association to appoint the third arbitrator, and the three arbitrators shall constitute the board of arbitration.

Such arbitration shall be in accordance with and subject to the provisions of the relevant English Arbitration Act for the time being in force at the time of the action. Either party may demand arbitration of any such dispute by giving notice to the other party.

Any demand for arbitration by either of the parties hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration. Within twenty (20) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator and give notice in writing of such appointment to the party demanding arbitration. If a party fails to appoint an arbitrator as aforementioned within twenty (20) days following receipt of notice of demand for arbitration by the other party, the party failing to appoint an arbitrator shall be deemed to have accepted and appointed, as its own arbitrator, the arbitrator appointed by the party demanding arbitration and the arbitration shall proceed before this sole arbitrator who alone in all such events shall constitute the Arbitration Board.

The award of the sole arbitrator and/or of the majority of the three arbitrators, as the case may be, shall be final and binding on both parties. If the majority of the three arbitrators is not obtained, then the decision of the third arbitrator shall be final and binding upon the parties hereto.

3.	Notice of Award:

The award shall immediately be given to the BUYER and the SELLER by telex or facsimile confirmed in writing.

4.	Expenses:

The Arbitration Board shall determine which party shall bear the expenses of the arbitration or the portion of such expenses which each party shall bear.

5.	Entry in Court:

In case of failure by either party to respect the award of the arbitration, judgment upon the award may be entered in any court having jurisdiction thereof.

6.	Alteration of Delivery Date:

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the SELLER shall not be entitled to extend the Delivery Date as defined in ARTICLE VII hereof and the BUYER shall not be entitled to postpone its acceptance of the VESSEL on the Delivery Date or on such newly planned time of delivery of the VESSEL as declared by the SELLER. However, if the construction of the VESSEL is affected by any arbitration or court proceeding, the SELLER shall then be permitted to extend the Delivery Date as defined in ARTICLE VII and the decision or the award shall include a finding as to what extent the SELLER shall be permitted to extend the Delivery Date.

(end of Article)

ARTICLE XIII - ASSIGNMENT - SUCCESSOR AND ASSIGNS

This Contract with the exception of the right to make demand under the Refund Guarantee may, with the prior approval of the SELLER, which the SELLER shall not unreasonably withhold, be assigned and transferred by the BUYER to and title be taken by another company. In the event of any assignment pursuant to the terms of this Contract, the assignee, its successors and assigns shall succeed to all of the rights and obligations of the BUYER hereunder. However, the BUYER shall remain responsible for performance by the assignee, its successors, and assigns of all the BUYER’s obligations, liabilities and responsibilities under this Contract. It is understood that any expenses or charges incurred by the transfer of this Contract shall be for the account of the BUYER.

Notwithstanding the above, the BUYER has the right to assign this Contract with the exception of the right to make demand under the Refund Guarantee to a bank or syndicate of banks or financial institution or any commercial corporation assisting in the finance of the VESSEL prior to delivery of the VESSEL provided that the BUYER has given the SELLER a notice of assignment in form and content acceptable to the SELLER and the BUYER, acting reasonably. The SELLER shall, at the BUYER’s request, acknowledge and consent to such assignment by signing an acknowledgement and consent acceptable to the SELLER and the BUYER, acting reasonably.

The SELLER shall have the right to assign this Contract at any time after the Effective Date hereof, provided that prior written agreement is obtained from the BUYER, provided always that SELLER shall remain responsible for the due and punctual performance of this Contract by the Assignee.

(end of Article)

ARTICLE XIV - TAXES AND DUTIES

1.	Taxes and Duties Incurred in China:

The SELLER shall bear and pay all taxes, duties, stamps and fees incurred in China in connection with execution and/or performance of its obligations under this Contract.

The BUYER shall bear and pay all taxes, duties, stamps and fees incurred in China in connection with execution and/or performance of its obligations under this Contract, including any taxes and duties imposed in China upon the BUYER’s Supplies.

2.	Taxes and Duties Incurred outside China:

The BUYER shall bear and pay all taxes, duties, stamps and fees incurred outside China in connection with execution and/or performance of its obligations under this Contract.

The SELLER shall bear and pay all taxes, duties, stamps and fees incurred outside China in connection with execution and/or performance of its obligations under this Contract, including taxes and duties imposed upon these items to be procured by the SELLER for the construction of the VESSEL.

(end of Article)

ARTICLE XV - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1.	Patents, Trademarks and Copyrights:

Machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufacturers. The SELLER shall defend and hold harmless the BUYER from patent liability or claims for or on account of any patents, copyrights or design or for infringement thereof of any nature and kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this Contract and also including costs and expenses of litigation, if any, in connection therewith.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

The SELLER’s warranty hereunder does not extend to the BUYER’s Supplies.

The SELLER’s obligation under this ARTICLE XV shall not be terminated by the passage of any period of time.

2.	General Plans, Specifications and Working Drawings:

The SELLER retains copyright with respect to the Specifications, and plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the SELLER, except where it is necessary for usual operation, repair and maintenance of the VESSEL and its financing.

(end of Article)

ARTICLE XVI - BUYER’S SUPPLIES

1.	Responsibility of BUYER:

(a)	The BUYER shall, at its own risk, cost and expense, supply and deliver to the SELLER all of the items to be furnished by the BUYER as specified in the Specifications (herein called the “BUYER’s Supplies”) at a warehouse or other storage facility of the Shipyard in the proper condition ready for installation in or on the VESSEL, in accordance with the time schedule designated and advised to the BUYER by the SELLER.

(b)	In order to facilitate installation by the SELLER of the BUYER’s Supplies in or on the VESSEL, the BUYER shall furnish the SELLER with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations of the Specifications. If so requested by the SELLER, the BUYER shall, without any charge to the SELLER, cause the representatives of the manufacturers of the BUYER’s Supplies to assist the SELLER in installation thereof in or on the VESSEL and/or to carry out installation thereof by themselves or to make necessary adjustments at the Shipyard.

(c)	Any and all of the BUYER’s Supplies shall be subject to the SELLER’s reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation. However, if so requested by the BUYER, the SELLER may repair or adjust the BUYER’s Supplies without prejudice to the SELLER’s other rights hereunder and without being responsible for any consequences arising therefrom.

(d)	Should the BUYER fail to deliver any of the BUYER’s Supplies within the time designated by one (1) month prior notice to the BUYER by the SELLER, the Delivery Date shall be extended for a period which actually caused the delay in the delivery of the VESSEL.

(e)	If delay in delivery of any of the BUYER’s Supplies exceeds twenty (20) days, then the SELLER shall be entitled to proceed with construction of the VESSEL without installation thereof in or on the VESSEL as hereinabove provided, and the BUYER shall accept and take delivery of the VESSEL so constructed, unless such delay is caused by any of the events referred to in ARTICLE VIII in which case the provision of Clause 1(d) of this ARTICLE XVI shall apply.

(f)	The SELLER shall not be liable under ARTICLE IX for any defects in the BUYER’s Supplies (if any) but the SELLER shall be liable under ARTICLE IX for any Defect(s) in respect of installation of the BUYER’s Supplies and their adaptation to the VESSEL.

2.	Responsibility of SELLER:

The SELLER shall be responsible for storing, safekeeping and handling with reasonable care of the BUYER’s Supplies after delivery thereof at the Shipyard, and shall, at its own cost and expense, install them in or on the VESSEL, unless otherwise provided herein or agreed by the parties hereto, provided, always, that the SELLER shall not be responsible for quality, efficiency and/or performance of any of the BUYER’s Supplies.

However, if any BUYER’s Supplies are lost or damaged after acceptance by the SELLER without rejection while in the custody of the SELLER, the SELLER shall be responsible for such loss or damage and shall either replace the items or reimburse the BUYER accordingly. The SELLER shall further be responsible for wrongful or negligent installation of the BUYER’s Supplies in the course of their installation by the SELLER.

(end of Article)

ARTICLE XVII - INSURANCE

1.	Extent of Insurance Coverage:

From the time of keel laying until delivery of the VESSEL, the SELLER shall, at its own cost and expense, insure the VESSEL and all machinery and equipment, appurtenances and outfits delivered to the Shipyard or other building facility utilized by the SELLER, including the BUYER’s Supplies when at a warehouse or other storage facility of the SELLER or built into or installed in or upon the VESSEL, against all risks under the Builder’s Risks Insurance Clause on terms and conditions not less than the current British Institute Time Clauses and British War Clauses Builder’s Risks, with first class insurance company or underwriters in China recognized in the international insurance market. The amount of such insurance coverage shall not be less than the aggregate amount of all instalments paid by the BUYER to the SELLER. The policy referred to hereinabove shall be taken out in the name of the SELLER and all losses under such policy shall be payable to the SELLER.

2.	Application of the Recovered Amounts:

In the event that the VESSEL shall be damaged from any cause at any time before delivery of the VESSEL, and in the further event that such damage shall not constitute an actual or constructive total loss of the VESSEL, the amount received from insurance in respect of the VESSEL shall be applied by the SELLER in repair of such damage, satisfactory to the Classification Society requirements and in conformity with the terms of this Contract and the Specifications, and the BUYER shall accept the VESSEL under this Contract if completed in accordance with this Contract and the Specifications and so certified by the Classification Surveyor.

Should the VESSEL from any cause become an actual or constructive total loss:

(a)	the SELLER and the BUYER may mutually agree to build another VESSEL in place of the VESSEL so lost or reconstruct the VESSEL’s damage and proceed in accordance with the terms of this Contract, in which case the amount received from insurance in respect of the VESSEL shall be applied to the construction of a new VESSEL or reconstruction of the VESSEL, provided the parties hereto shall have first agreed thereto in writing and to such reasonable extension of delivery time as may be necessary for the completion of such construction or reconstruction.

If the parties fail to reach agreement pursuant to Clause 2(a) above within forty-five (45) days after the VESSEL is determined to be an actual or constructive total loss, the provisions of Clause 2(b) shall apply.

(b)	The SELLER shall refund promptly to the BUYER the full amount of all sums paid by the BUYER to the SELLER as instalments in advance of delivery of the VESSEL together with interest thereon at the rate of six percent (6%) per annum, and promptly deliver to the BUYER all BUYER’s Supplies (or the insurance proceeds paid with respect thereto), in which case this Contract shall be deemed to be automatically rescinded and all rights, duties, liabilities and obligations of each of the parties to the other shall forthwith cease and terminate.

If the SELLER fails to refund within fifteen (15) Banking Days, the full amount of all sums required to be paid by the SELLER to the BUYER in accordance with this Clause (b), the BUYER shall be entitled to rescind this Contract.

Payment of refunds pursuant to this Clause shall be effected by telegraphic transfer to the account and bank specified by the BUYER free of bank charges, remittance fees, taxes and any other applicable withholdings.

3.	Termination of SELLER’s Obligation to Insure:

The SELLER shall be under no obligation to insure the VESSEL hereunder after her delivery to, and her acceptance by, the BUYER.

(end of Article)

ARTICLE XVIII - NOTICES

1.	Address:

Any and all notices, invoices, requests, demands, instructions, advices, and communications (collectively “Notices”) in connection with this Contract shall be addressed as follows:

To the BUYER: For the commercial: Seaspan Corporation Room 503 5/F, Lucky Commercial Center 103 Des Voeux Road West Hong Kong, China
Facsimile: Attention:	(852) 2540-1689 Gerry Wang, Director
For the technical: Seaspan Ship Management Ltd. 2600 – 200 Granville Street Vancouver, British Columbia V6C 1S4 Canada
Facsimile: Attention:	1-604-638-2595 Peter Curtis / Peter Jackson
To the SELLER: Jiangsu Yangzijiang Shipbuilding Co., Ltd. Emeizui, Huangishan Jiangyin City Jiangsu Province, PRC
Facsimile: Attention:	0086-510-86856631 Wang Dong / Shen Qiang
Guangdong Machinery Imp. & Exp. Co., Ltd. 726 Dong Feng Road East, Guangzhou Guangdon Province, PRC
Facsimile: Attention:	0086-20-87301829 Chen Hui / Liu Zhi Ke
2. Language: All Notices shall be written in the English language.

3.	Effective Date of Notice:

Any Notice shall become effective from the date when such Notice is received by the BUYER or by the SELLER except as otherwise described in the Contract.

Notices shall be deemed to be received by the addressee when delivered (in case of personal delivery), within 7 (seven) days of dispatch (if sent by registered airmail postage prepaid) and when dispatched (in case of telex or fax) as proven by answer back call sign or transmission report. Any such Notice received on a non-working day or after business hours in the place of receipt shall be deemed to be received on the next following working day in such place.

4.	Change of Address:

Each of the parties hereto shall be entitled to give the other party notice, in writing, of any change in any of the addresses relating to the party giving such notice and Clause 1 of this ARTICLE XVIII shall be deemed modified by and in accordance with every such notice of change.

(end of Article)

ARTICLE XIX - EFFECTIVE DATE OF CONTRACT

This Contract shall become effective on the date of fulfillment or waiver by the BUYER of all the following conditions (the “Effective Date”):

(a)	Due signing of this Contract and the Specifications; and

(b)	Approval of this Contract by the board of directors of the BUYER.

If, due to any reason whatsoever, any of the above conditions fails to be fulfilled by March 30, 2006, then this Contract shall be made forthwith null and void, having no effect whatsoever. No party shall be liable to the other for any loss or damage (if any).

(end of Article)

ARTICLE XX - INTERPRETATION

1.	Laws Applicable:

The parties hereto agree that the validity and interpretation of this Contract and of each Article and part thereof shall be governed by and be construed and interpreted in accordance with the laws of England.

2.	Joint and Several Liability:

For the purpose of this Contract, the Builder and Trading House are agents for each other in relation to the BUYER so that any notice, message, payment or consent duly given to or by any of them shall be deemed to have been duly given also to or by the other whenever applicable, and that they are jointly and severally liable under this Contract in relation to the BUYER.

3.	Entire Agreement:

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreement on any subject matter of this Contract.

This Contract and the subject matter thereof shall not be subject to any general Terms and Conditions of the SELLER or any other terms and conditions normally or at any time put forward by the SELLER with reference to any order from or work undertaken by the SELLER and all such General Terms and Conditions and other terms and conditions are hereby explicitly and expressly excluded from this Contract, shall form no part thereof and shall have no force and effect.

4.	Amendments and Supplements:

Any supplement, memorandum of understanding or amendment, whatsoever form it may be relating to this Contract, to be made and signed among parties hereof after signing this Contract, shall be predominant over the respective corresponding Article and/or Clause of this Contract, unless otherwise expressly stipulated.

5.	Banking Day:

A Banking Day under this Contract is defined as a day on which the banks are open in China, Hong Kong and New York.

6.	No Set Off, Deduction or Counter-claim:

All moneys refundable or payable to the BUYER under or pursuant to this Contract shall be paid to the BUYER without set-off or deduction or counter-claim and all moneys payable to the SELLER pursuant to this Contract shall be paid to the SELLER without set off or deduction or counter-claim.

7.	Deemed Benefit for Servants, etc.:

Any exemptions from liability and any undertaking to hold harmless which have been stipulated in this Contract to the benefit of either of the parties hereto shall be deemed to have been stipulated also to the benefit of the servants, sub-contractors, vendors and suppliers of such party and of the servants of the said sub-contractors, vendors and suppliers.

8.	Responsibility:

Notwithstanding any other term of this Contract or the Specifications, the SELLER shall be fully responsible for the due, proper, accurate, diligent and punctual designing, building, equipping, launching, outfitting and completing of the VESSEL and for the quality of the materials employed and work done and for the delivery in due time of the VESSEL to the BUYER as herein provided, and the BUYER shall have and bear no responsibility whatsoever in respect thereof or in connection therewith as stipulated in the Contract and the Specifications.

9.	Time of the Essence:

Time shall be of the essence hereof.

10.	Headings:

The descriptive headings of Articles and Clauses herein are for the convenience of reference only and are not to be used in construing or interpreting this Contract.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed on the day and year first above written.

BUYER		SELLER

SEASPAN CORPORATION		JIANGSU YANGZIJIANG SHIPBUILDING CO., LTD.
Signature:		Signature:

GERRY WANG
Name:	Gerry Wang	Name:

Title:	Chief Executive Officer	Title:

and:

GUANGDONG MACHINERY IMP. & EXP. CO., LTD.
Signature:

Name:

Title: